                                                                      Exhibit 12

              American General Finance, Inc. and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges



                                           Years Ended December 31,
                             2002        2001        2000       1999       1998
                                            (dollars in thousands)
Earnings:
  Income before provision
    for income taxes       $  492,168  $  356,518  $  328,624  $282,659  $295,591
  Interest expense            559,291     635,483     694,251   573,834   511,587
  Implicit interest in
    rents                      17,160      16,464      15,955    15,195    11,738

Total earnings             $1,068,619  $1,008,465  $1,038,830  $871,688  $818,916


Fixed Charges:
  Interest expense         $  559,291  $  635,483  $  694,251  $573,834  $511,587
  Implicit interest in
    rents                      17,160      16,464      15,955    15,195    11,738

Total fixed charges        $  576,451  $  651,947  $  710,206  $589,029  $523,325


Ratio of earnings to
  fixed charges                  1.85        1.55        1.46      1.48      1.56